UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 2, 2023

WeTrade Group Inc.
(Exact name of Company as specified in charter)

Wyoming	001-41450	N/A
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

Room 101, Level 1 Building 8,

N0.18 Kechuang 10th Street,

Beijing Economic and Technological Development Zone

Beijing City, People Republic of China 100020

+86-135-011-76409

(Address, including zip code, and telephone number, including area code, of principal executive offices)

Wyoming Registered Agent

1621 Central Ave Cheyenne, Wyoming 82001

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	WETG	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.02 Termination of a Material Definitive Agreement.

In a current report on Form 8-K dated and filed on September 15, 2023, the former directors and officers (the “Former Directors and Officers”), who are not authorized to act on behalf of WeTrade Group Inc. (the “Company”), announced that the Company entered into certain subscription agreements with certain Regulation S investors, pursuant to which the Company agreed to issue 1,465,200 shares of the Company’s common stock in consideration for $12 million (the “Subscription Agreement dated as of September 13, 2023 “).

In a current report on Form 8-K dated and filed on September 28, 2023, the Former Directors and Officers made an unauthorized announcement that the Company agreed to purchase 6,000 Bitcoin at the purchase price of $30,000 per coin in connection with the Subscription Agreement (the “Subscription Agreement dated as of September 25, 2023”).

On October 2, 2023, the Board terminated the Subscription Agreements dated as of September 13, 2023 and the Subscription Agreement dated as of September 25, 2023.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 2, 2023, the Board of Directors of the Company appointed Ting Li as an independent director of the Board of the Company, and Lihui Zhang as an independent director of the Board of the Company and the chair of the Audit Committee.

The biographical information of Ms. Ting Li and Mr. Lihui Zhang are provided below:

Ms. Ting Li, 39, previously served as the member operation manager of Didi Travel Platform and the business leader of the Li Orange Special Car 0-1 founding team in Didi Travel Strategic Investment Department from September 2014 to Septebmer 2020. From July 2008 to Septebmer 2013, she held the role of Enterprise User Business Manager at Staples, a Fortune 500 retail company. Ms. Ting Li graduated from Renmin University of China in 2007 and has studied user experience and been deeply rooted in the product operation industry. She is skilled in member economy operation and new category creation, and has rich experience in product operation and practice.

Mr. Lihui Zhang, 44, is the founder and chairman of Taiyue Capital Holding Co., Ltd. He is an expert in the investment and M&A field of China’s medical and intelligent technology industries. With extensive investment experience in medical, real estate, and smart technology sectors, Mr. Zhang has been involved in project financing and asset management for nearly two decades, assisting many companies in listing on the Hong Kong and US stock exchange markets. Mr. Zhang has held executive positions in several large enterprises. From July 2009 to February 2012, he served as Marketing Director of Lujin Real Estate Beijing Branch. From February 2012 to March 2014, he served as Vice General Manager of Wanda Real Estate Group Northern Region. From March 2014 to February 2015, he served as General Manager of Marketing and Director of Residential Investment and Operation Center of Hesheng Chuangzhan Group North China Region. From February 2015 to October 2017, he served as the Assistant Chairman and Vice President of the Board of Directors of Harmony Medical Holdings Limited. From October 2017 to December 2019, he served as the Executive Director and President of Wanyu Real Estate Development Group. Mr. Lihui Zhang founded Taiyue Capital Holding Co., Ltd in 2019 and has been serving as its chairman ever since. Mr. Lihui Zhang has received numerous awards and social honors, including Industry Leader of the Year at the Innovation and Entrepreneurship Forum in 2023, the 28th Chinese Merchant Innovation Figure in 2023, the “Spebery Cup” for Brand Economy Figure of the Year 2022, the “Gold Gulls Award” for CEO of the Year 2021, the “Dual Innovation Award” for Emerging Investor of the Year 2021, and the 2018 Public Welfare Practice Award. He graduated in 2003 from Heilongjiang University with a major in Computerized Accounting and later obtained a master’s degree in Advanced Business Management from Peking University.

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No family relationships exist among any of the new directors or executive officers and any other directors or executive officers of the Company. There are no related party transactions between the Company and any of its new directors or executive officers that would require disclosure under Item 404(a) of Regulation S-K.

Item 8.01 Other Events.

On October 2, 2023, the Company removed Hechun Wei as the sole director of WeTrade Bit Technology Ltd. (“WeTrade Bit”), a wholly owned subsidiary of the Company. The Company elected Jianshuang Wang as the sole director of WeTrade Bit.

On October 2, 2023, the Board of WeTrade Bit removed Hechun Wei from all and any office position held at WeTrade Bit. The Board of WeTrade Bit then appointed Jianshuang Wang as the Chief Exeuctive Officer, Chief Financial Officer and President of WeTrade Bit.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
104	Cover Page Interactive Data File (embedded within the Inline XBRL Document).

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WeTrade Group Inc.

By:	/s/ Lina Jiang
Name:	Lina Jiang
Title:	Chief Executive Officer

Dated: October 10, 2023

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